Exhibit 99.2

Outerwall Inc. 2016 First Quarter Earnings

Prepared Remarks

April 28, 2016

Today, April 28, 2016, Outerwall Inc. issued a press release announcing financial results for the 2016 first quarter. The following prepared remarks provide additional information related to the company’s operating and financial performance as well as 2016 full year guidance.

The company will host a conference call today at 2:30 p.m. PDT to discuss 2016 first quarter results and 2016 full year guidance.

The earnings press release, prepared remarks and conference call webcast are available on the Investor Relations section of Outerwall’s website at ir.outerwall.com.

Safe Harbor for Forward-Looking Statements

Certain statements in these prepared remarks are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “will,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s anticipated growth and future operating results, including 2016 full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or its subsidiaries, as well as from risks and uncertainties beyond Outerwall Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	competition from other entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM and Gazelle,

•	the timing of the release slate and the relative attractiveness of titles in a particular quarter or year,

•	our ability to repurchase stock and the availability of an open trading window,

•	our declaration and payment of dividends, including our board’s discretion to change the dividend policy,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	the effective management of our content library,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	loss of key personnel or the inability of replacements to quickly and successfully perform in those new roles,

•	the ability to generate sufficient cash flow to timely and fully service indebtedness and adhere to certain covenants and restrictions,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of these prepared remarks. Outerwall Inc. undertakes no obligation to update the information provided herein.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 First Quarter Earnings

Prepared Remarks

April 28, 2016

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations;

•	Free cash flow; and

•	Net debt and net leverage ratio.

These measures, the definitions of which are presented in Appendix A, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities may include nonrecurring events or events we do not directly control. Our non-core adjustments for the periods presented include i) restructuring costs (including severance and early lease termination costs, and the related asset impairments) associated with actions to reduce costs in our continuing operations across the company, ii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, and iii) loss from equity method investments, which represents our share of loss from entities we do not consolidate or control (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either nonrecurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 First Quarter Earnings

Prepared Remarks

April 28, 2016

Overview

Outerwall’s first quarter results reflect solid execution as we managed the business for profitability and cash flow. We continued to align costs with revenue through disciplined management of capital expenditures and cost reduction initiatives across the enterprise including reducing our workforce in early February. As a result, we lowered operating costs and delivered significant sequential growth in margin, earnings and free cash flow. We remain committed to returning substantial free cash flow to investors and during the quarter we doubled our dividend beginning in Q2 and repurchased $57 million in face value of Senior Notes for $45 million. We also paid down our credit facility, reducing our total outstanding debt by over 9%. In addition, we announced the exploration of strategic and financial alternatives to maximize value for all shareholders.

Q1 Consolidated Results

The quarter-over-quarter comparisons we make in these prepared remarks will be Q1 2016 versus Q1 2015 unless otherwise stated. Notably, Outerwall and Redbox delivered record high quarterly revenue in Q1 2015, primarily due to the price increases at Redbox in late Q4 2014.

	Three Months Ended March 31,		Change %
(In millions, except per share data)	2016	2015
GAAP Results
Consolidated revenue	$536.0	$608.6	(11.9)%
Income from continuing operations	$38.5	$42.2	(8.8)%
Net income	$38.5	$35.6	8.0%
Diluted earnings from continuing operations per common share	$2.29	$2.23	2.7%
Net cash provided by operating activities	$67.2	$106.1	(36.6)%

Core Results*
Core adjusted EBITDA from continuing operations	$108.0	$147.9	(27.0)%
Core diluted EPS from continuing operations**	$2.44	$2.81	(13.2)%
Free cash flow (FCF)	$53.8	$85.4	(37.0)%

*	Refer to Appendix A for a discussion of the Use of Non-GAAP Financial Measures and Core and Non-Core Results
**	Beginning in the first quarter of 2016, to better align with our GAAP presentation of EPS, we adjusted our non-GAAP financial measure of core diluted EPS from continuing operations to be defined as diluted earnings per share from continuing operations utilizing the two-class method excluding non-core adjustments, net of applicable taxes. Historically we had defined this measure using diluted earnings per share from continuing operations utilizing the treasury stock method excluding non-core adjustments, net of applicable taxes. Prior period results have been updated to reflect this change.

In Q1 2015, we began reporting GAAP EPS using the two-class method. For comparability, throughout 2015 we still continued to report our core diluted EPS using the treasury method. Now that we have a year of comparable financials, beginning in Q1 2016, we will no longer use the treasury method and will instead use the two-class method for reporting core diluted EPS.

During Q1 we had approximately $3.3 million in one-time restructuring and related costs primarily due to costs associated with workforce reductions across the enterprise to further align costs with revenue. These costs have been allocated to the lines of business and are included in Q1 segment operating results.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 First Quarter Earnings

Prepared Remarks

April 28, 2016

Capital Allocation

In Q1, we maintained our objective of returning significant free cash flow to create value for investors. During the quarter we repurchased $29.4 million in face value of our 6% Senior Notes due 2019 for $23.4 million. As a result, the outstanding principal balance has been reduced to $320.6 million. We also repurchased $27.7 million in face value of our 5.875% Senior Notes due 2021 for $21.9 million, reducing the outstanding principal balance to $231.2 million. The gain from the early extinguishment of the notes in total was approximately $11.0 million and is included in net interest expense. In addition to the note repurchases, we paid down our credit facility by $23.3 million, reducing our total outstanding debt by over 9%. As a result our net leverage ratio at the end of the quarter was 1.72x.

During Q1 we also paid a quarterly dividend of $0.30 per share for a total of $5.1 million. On March 14, we announced that the Board had increased the dividend by 100% to $0.60 per share starting in Q2, underscoring our confidence in our continued ability to drive profitability and generate strong cash flow into the future.

We remain committed to returning 75% to 100% of annual free cash flow to investors and currently our preference is through dividends and opportunistic debt retirement.

Capital Expenditures

In Q1 our total investment in capital expenditures (CAPEX) on an accrual basis was $10.2 million, primarily reflecting investments to optimize and support our Redbox, Coinstar and ecoATM kiosk networks, and corporate investments in technology. The $4.3 million year-over-year decrease in capital expenditures reflects our efforts to manage our business for profitability and cash flow.

The following is a breakdown of CAPEX by category for Q1:

Q1 2016 CAPEX (Accrual Basis)
(In millions)	New	Maintenance	Other	Total
Redbox	$0.5	$2.0	$1.2	$3.7
Coinstar	1.3	2.2	—	3.5
ecoATM	1.4	—	—	1.4
All Other	—	—	—	—
Corporate	—	—	1.6	1.6

TOTAL	$3.2	$4.2	$2.8	$10.2

Additional Q1 Consolidated Metrics

Metric	Amount		Comment
Total net interest expense	$0.3	MM	Includes $0.6MM in noncash interest expense and a $11.0MM gain on early extinguishment of debt
Core effective tax rate	35.6%
Cash and cash equivalents	$198.9	MM	Includes $62.7MM payable to retailer partners; additionally, $44.9MM of total cash was held in financial institutions domestically
Total principal value of outstanding debt, including capital leases	$811.9	MM
Net leverage ratio*	1.72	x

*	Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 First Quarter Earnings

Prepared Remarks

April 28, 2016

Q1 2016 Segment Operating Results – Redbox

Key Metrics

Category	Q1 2016		Q1 2015
Revenue	$421.5	MM	$519.5	MM
Rentals	137.7	MM	173.0	MM
Net revenue per rental	$3.06		$3.00
Same store sales growth (decline)	(17.3)%		1.4%
Gross margin	54.4%		59.5%
Segment operating income	$84.2	MM	$122.9	MM
Segment operating margin	20.0%		23.6%
Unique credit cards renting in quarter	32.4	MM	37.3	MM
Total kiosks (at quarter end)	40,210		41,960
Total locations (at quarter end)	32,920		34,430
Blu-ray
Blu-ray as percentage of rentals	14.0%		14.5%
Blu-ray as percentage of Redbox revenue	17.2%		18.2%

Redbox performance in Q1 was in-line with expectations both on the top and bottom line as we managed the business for profitability and cash flow. Last year the benefit from the December 2014 price increase helped drive Q1 2015 to the highest Redbox revenue quarter in history. On a year-over-year basis, Q1 2016 rentals and revenue were impacted by ongoing secular decline, a higher negative impact on movie rentals from the price increase implemented in December 2014, and a reduction in kiosks. Throughout 2015 we observed sequentially higher negative impact on rental volumes each quarter, and thus believe the price increase contributed to a decline in rentals in Q1 2016 as consumer behavior settled at a lower level of demand. However, rentals and revenue improved sequentially by 1.4% and 3.6%, respectively. In addition, segment operating income increased 34.5% and segment operating margin increased 460 basis points sequentially reflecting the improvement in movie revenue and savings in marketing expense. Further, we saw a sequential increase in our high frequency renters (HFR) due to our ongoing efforts to engage and retain consumers as well as from the content that was released during the quarter.

Q1 Redbox revenue was $421.5 million, down 18.9% year-over-year reflecting a 20.4% decline in total disc rentals driven by several factors, including:

•	higher impact from secular decline in the physical market, which we believe was in the 15%-20% range we noted prior to the quarter;

•	kiosk removals; and

•	lower Blu-ray demand.

Q1 net revenue per rental, or average check, increased 2.0% year-over-year to $3.06, driven by higher video game rentals and lower promotional spend. Single-night rentals represented 59.5% of total rentals in Q1, a slight decrease year-over-year, and lower sequentially by 180 basis points.

Blu-ray represented 14.0% of rentals in Q1 compared with 14.5% in Q1 2015 due to lower demand for Blu-ray this quarter. Blu-ray revenue comprised 17.2% of total revenue compared with 18.2% a year ago.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 First Quarter Earnings

Prepared Remarks

April 28, 2016

Total unique cards renting during the quarter were 32.4 million, down from 37.3 million a year ago. Sequentially, cards were flat. HFRs represented 48.0% of revenue in Q1 2016, down from 54.3% last year; however up sequentially from 47.3% in Q4 2015.

New cards renting in Q1 represented 22.6% of all cards, up from 20.0% a year ago as Redbox continues to acquire new customers and reactivate lapsed customers. Our Play Pass loyalty program grew more than 100% year-over-year to 3.8 million customers or 11.7% of our unique cards in Q1. Sequentially membership increased 18.8%. Play Pass has been a successful program for Redbox and Play Pass customers continue to rent more frequently than the average customer. Our customer touchpoints also continue to grow, with our marketable email addresses reaching 42.6 million, up 4.3% from Q1 2015 and 2.7% sequentially allowing Redbox to continue to communicate with our customers and provide targeted offers.

In Q1 Redbox segment operating income decreased 31.4% to $84.2 million compared with Q1 last year and segment operating margin declined 360 basis points to 20.0% driven primarily by the lower revenue year-over-year and the content overbuy in Q4 2015. Without the $2.4 million in one-time restructuring costs, Q1 Redbox segment operating margin would have been 60 basis points higher. Gross margin was down 510 basis points to 54.4% with 220 basis points due to the content overbuy in Q4 2015. However, sequentially, gross margin increased 230 basis points.

Video Games Rentals and Revenue

Video Games Performance	Q1 2016	Q1 2015
Percentage of rentals	1.9%	1.1%
Percentage of Redbox revenue	4.8%	2.9%

As new generation video game consoles increased due to holiday sales, Redbox Q1 game rentals and revenues improved as a percentage of overall rentals and revenue on a year-over-year basis, despite 6 fewer unique game titles released at Redbox in Q1 2016 compared with Q1 2015. Strong new generation titles from Q4 2015 helped drive revenue in the quarter. In addition, new video game customers represented 54.4% of video game rentals, up from 49.6% a year ago. Redbox can play a critical role in increasing mainstream consumer adoption of the new formats, providing value to both our industry partners and customers. Video games remain a key component of the Redbox strategy and we will continue to focus on growing demand while maintaining profitability.

Q1 2016 Segment Operating Results – Coinstar

Key Metrics

Category	Q1 2016		Q1 2015
Revenue	$72.4	MM	$69.3	MM
Average transaction	$43.95		$42.49
Transactions	16.1	MM	15.9	MM
Same store sales (SSS) growth	9.2%		0.8%
Segment operating income	$24.6	MM	$22.5	MM
Segment operating margin	34.0%		32.5%
Kiosks (at quarter end)	20,850		21,220
Locations (at quarter end)	19,600		20,010

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 First Quarter Earnings

Prepared Remarks

April 28, 2016

Coinstar segment revenue increased approximately $3.0 million, or 4.4%, and same store sales increased 9.2 percentage points compared with Q1 2015 primarily due to strength in the core U.S. business, while unfavorable foreign exchange rates negatively impacted revenue in the U.K. and Canada in Q1. Transactions increased in Q1 and average transaction size continued to increase year-over-year and was up $1.46, or 3.4%.

Coinstar segment operating income increased $2.1 million, or 9.3%, and segment operating margin increased 150 basis points compared with Q1 2015. Coinstar’s operating performance reflects ongoing strength in the core U.S. operations and solid execution in U.S. and international markets as the business continued to control expenses, increase productivity and generate cash flow and profitability.

During Q1, Coinstar installed its first coin-counting kiosk in Spain to test consumer interest in the service and over time plans to expand the test as well as explore other international opportunities.

Q1 2016 Segment Operating Results – ecoATM

ecoATM’s Q1 2016 segment results include the operating results of Gazelle, which we acquired in November 2015. Our focus for 2016 is moving ecoATM to segment operating profitability by optimizing our kiosk network and integrating Gazelle. We believe the combination of the two complementary brands is enabling the business to move to profitability more quickly through higher revenue, higher product margin achieved through a broader array of sales channels and leveraging operational synergies between the two businesses to reduce costs.

Our success is evidenced by Q1 ecoATM segment revenue increasing 113.1% or $22.3 million year-over-year, primarily due to revenue earned from devices acquired and sold through Gazelle. In addition, average selling price (ASP) increased compared with Q1 last year, reflecting higher ASP in the direct-to-consumer channel and increased collections of higher value devices. Our Q1 results reflect the progress we have made as the segment operating loss decreased by $2.6 million, a 31.3% year-over-year improvement.

Key Metrics

Category	Q1 2016		Q1 2015
Revenue	$42.1	MM	$19.7	MM
Segment operating loss	$(5.7	)MM	$(8.3	)MM
ASP of value devices sold	$65.72		$60.28
Number of value devices sold	570,822		317,134
Number of overall devices sold	729,436		518,633
Kiosks (at quarter end)	2,540		2,140
Locations (at quarter end)	2,320		1,900

During Q1 we continued to redeploy underperforming kiosks to more productive locations and utilize previously manufactured kiosks in inventory, minimizing CAPEX. We installed 290 net kiosks in Q1, primarily in the higher traffic mass channel. We ended the quarter with 2,540 kiosks, an increase of 400 kiosks year-over-year.

Network optimization was the primary driver of substantially lower segment CAPEX, which decreased 83.6% year-over-year to $1.4 million.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 First Quarter Earnings

Prepared Remarks

April 28, 2016

Network optimization has driven higher and more profitable device collections and we will continue to optimize placements both within existing stores and in new locations. We also have seen significant improvement in kiosk uptime rates, supporting higher collections and lower operating costs.

In Q1 we made substantial progress integrating Gazelle and ecoATM. Gazelle’s direct-to-consumer channel, as well as their device refurbishment capabilities, allows us to achieve higher product margins on certain devices collected at our ecoATM kiosks. We also are focused on direct operating savings including utilizing the field service teams of our larger business units to service ecoATM kiosks. Lastly, our G&A and overhead expenses are reducing as a percent of revenue as integration takes shape. Overall, having multiple channels to collect and sell devices with consolidated operations drives a more efficient business.

Our plans to work with retail partners to optimize our kiosks and to integrate our ecoATM and Gazelle businesses are on track and we remain committed to achieving segment operating profitability for 2016.

Guidance

We are updating our 2016 annual guidance to reflect changes in our expectations based on Q1 results and our outlook for the year. (Exhibit 1)

There are several factors that influence our expectations for the remainder of 2016, including

•	expected rental decline at Redbox from secular decline,

•	the new release schedule and strength of content for movies and video games,

•	the integration of Gazelle,

•	the redeployment of previously manufactured ecoATM kiosks, and

•	our ability to further align costs with revenue.

We are continuing to focus on profitability and cash flow as we actively manage our businesses.

For the full-year 2016, we expect:

•	core adjusted EBITDA from continuing operations between $340 million and $380 million;

•	core diluted earnings per share between $5.35 and $6.55, which does not reflect any share repurchases we may complete during the year; and

•	free cash flow between $140 million and $190 million.

Based on our current view of the upcoming box office releases at Redbox, 2016 box office is expected to be $10.6 billion, up 6.8% from $9.9 billion in 2015, with 13 more titles released than in 2015, including 10 more in the first half of the year and 3 more in the second half of the year. Redbox expects 4 more day and date titles, which generally drive higher rentals but are lower margin percentage titles. In Q3 2016, we continue to expect the lowest box office and number of releases during the year due to the Rio Olympic Games in August. Typically, studios have not released new titles during the summer games, which impacts both rental volume and momentum. Theatrical releases, as well as the release schedule for Redbox titles, will continue to evolve throughout the year and the performance of titles in theaters remains difficult to predict.

Q2 2016 box office is expected to be $3.0 billion, relatively the same as Q1 2016 but with 7 fewer titles, 6 of which are delay titles. (Exhibit 2) Year-over-year, Q2 2016 box office is expected to be up 43.4% or $911.6 million from Q2 2015, driven by Star Wars: The Force Awakens, with 3 more titles than Q2 2015. For the year, we expect Q2 2016 to have the highest box office as a result of Star Wars releasing this quarter, followed by Q1 2016, Q4 2016, and Q3 2016. Consistent with historical patterns, we expect stronger seasonality in the first and fourth quarters of 2016.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 First Quarter Earnings

Prepared Remarks

April 28, 2016

We continue to estimate a 15% to 20% decline in rentals from the secular decline in 2016, as consumers shift to other forms of entertainment. Nevertheless, Redbox remains a compelling business and we will continue to provide new release movies to millions of loyal consumers.

For ecoATM, we remain focused on achieving segment operating profitability for 2016. We expect to be able to accomplish this through ongoing kiosk optimization and completing the integration of Gazelle by the end of Q2, which is helping to drive cost synergies in the business.

Summary

During the first quarter, we managed our businesses for profitability and cash flow and delivered significant sequential growth in margin, earnings and free cash flow. We implemented cost reduction initiatives across the enterprise that lowered operating costs in the quarter and will reduce G&A expense going forward. We will continue to align costs with revenue by controlling expenses, creating efficiencies and optimizing our networks. During the quarter we also demonstrated our commitment to deliver shareholder value by doubling our dividend, opportunistically retiring debt, and initiating the process to explore strategic and financial alternatives to maximize value for all shareholders. We will continue to manage our businesses for profitability and cash flow and remain committed to returning substantial free cash flow to our investors.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 First Quarter Earnings

Prepared Remarks

April 28, 2016

Appendix A

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations;

•	Free cash flow; and

•	Net debt and net leverage ratio.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities may include nonrecurring events or events we do not directly control. Our non-core adjustments for the periods presented include i) restructuring costs (including severance and early lease termination costs, and the related asset impairments) associated with actions to reduce costs in our continuing operations across the company, ii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, and iii) loss from equity method investments, which represents our share of loss from entities we do not consolidate or control (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either nonrecurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 First Quarter Earnings

Prepared Remarks

April 28, 2016

Core Adjusted EBITDA from continuing operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA from continuing operations to net income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended
	March 31,
	2016	2015
Dollars in thousands
Net income from continuing operations	$38,451	$42,155
Depreciation, amortization and other	39,908	45,995
Interest expense, net	242	12,071
Income taxes	21,098	25,842
Share-based payments expense(1)	4,392	3,941

Adjusted EBITDA from continuing operations	104,091	130,004
Non-Core Adjustments:
Restructuring and related costs	3,275	15,851
Rights to receive cash issued in connection with the acquisition of ecoATM	440	1,920
Loss from equity method investments, net	207	132

Core adjusted EBITDA from continuing operations	$108,013	$147,907

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Core Diluted EPS from continuing operations

Beginning in the first quarter of 2016, to align better with our GAAP presentation of EPS, we adjusted our non-GAAP financial measure of core diluted EPS from continuing operations to be defined as diluted earnings per share from continuing operations utilizing the two class method excluding non-core adjustments, net of applicable taxes. Historically we had defined this measure using diluted earnings per share from continuing operations utilizing the treasury stock method excluding non-core adjustments, net of applicable taxes. Prior period results have been updated to reflect this change.

A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended
	March 31,
	2016	2015
Diluted EPS from continuing operations per common share	$2.29	$2.23
Non-Core Adjustments, net of tax:(1)
Restructuring and related costs	0.12	0.51
Rights to receive cash issued in connection with the acquisition of ecoATM	0.02	0.07
Loss from equity method investments, net	0.01	—

Core diluted EPS from continuing operations	$2.44	$2.81

(1)	Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

©2016 Outerwall Inc. All Rights Reserved. These materials may not be reproduced, altered or distributed without the express written consent of Outerwall Inc.

Outerwall Inc. 2016 First Quarter Earnings

Prepared Remarks

April 28, 2016

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities. A reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended March 31,
	2016	2015
Dollars in thousands
Net cash provided by operating activities	$67,205	$106,072
Purchase of property and equipment	(13,453)	(20,709)

Free cash flow	$53,752	$85,363

Net Debt and Net Leverage Ratio

Our non-GAAP financial measure net debt is defined as the total face value of outstanding debt, including capital leases, less cash and cash equivalents held in financial institutions domestically. Our non-GAAP financial measure net leverage ratio is defined as net debt divided by core adjusted EBITDA from continuing operations for the last twelve months (LTM). We believe net debt and net leverage ratio are important non-GAAP measures because they:

•	are used to assess the degree of leverage by management;

•	provide additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities as well as additional information about our capital structure; and

•	are reported quarterly to support covenant compliance under our credit agreement.

A reconciliation of net debt to total outstanding debt including capital leases, the most comparable GAAP financial measure, is presented in the following table:

	March 31, 2016	December 31, 2015
Dollars in thousands
Senior unsecured notes	$551,847	$608,908
Term loans	134,063	136,875
Revolving line of credit	120,000	140,500
Capital leases	6,011	5,889

Total principal value of outstanding debt including capital leases	811,921	892,172
Less domestic cash and cash equivalents held in financial institutions	(44,855)	(46,192)

Net debt	767,066	845,980
LTM Core adjusted EBITDA from continuing operations(1)	$445,391	$485,285

Net leverage ratio	1.72	1.74

(1)	LTM Core Adjusted EBITDA from continuing operations for the twelve months ended March 31, 2016 and December 31, 2015 was determined as follows:

Dollars in thousands
Core adjusted EBITDA from continuing operations for the three months ended March 31, 2016	$108,013
Add: Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2015(1)	485,285
Less: Core adjusted EBITDA from continuing operations for the three months ended March 31, 2015	(147,907)

LTM Core adjusted EBITDA from continuing operations for the twelve months ended March 31, 2016	$445,391

(1)	Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2015 is obtained from our Annual Report on Form 10-K for the period ended December 31, 2015, where it is reconciled to net income from continuing operations, the most comparable GAAP financial measure, and represents the LTM core adjusted EBITDA from continuing operations we use in our calculation of net leverage ratio as of December 31, 2015.

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Exhibit 1: 2016 Full-Year Guidance 1 See Appendix A for a discussion of Non-GAAP Financial Measures and Core and Non-Core Results 2 Excludes the impact of potential share repurchases in 2016 As of April 28, 2016 NET KIOSK INSTALLATIONS BY SEGMENT Redbox (1,000) – (2,000) Coinstar (150) – (200) ecoATM 50 − 100 CONSOLIDATED Core adjusted EBITDA from continuing operations1 ($MM) $340 − $380 Core diluted EPS from continuing operations1,2 $5.35 − $6.55 Weighted average diluted shares outstanding2 (MM) 16.29 – 16.35 Estimated effective tax rate 34.5% − 35.5% Free cash flow1 ($MM) $140 − $190 CAPITAL EXPENDITURES ($MM) TOTAL $45 − $55 Redbox $15 − $19 Coinstar $7 − $9 ecoATM $5 − $6 Corporate $18 − $21

Exhibit 2: 2016 Q2 Redbox Release Schedule

Outerwall
OUTR

As of April 28, 2016

Box Office[2] ($MM)
(4) = # of new releases
$1,200
$1,000
$800
$600
$400
$200
$-
(4) $1,095
(5) $253
(2) $21
(1) $29
(2) $54
$0
(3) $243
(5) $226
(3) $103
(4) $744
(2) $72
(2) $54
(4) $117
4/5
4/12
4/19
4/26
5/3
5/10
5/17
5/24
5/31
6/7
6/14
6/21
6/28

Ex-2

Exhibit 2: 2016 Q2 Redbox Release Schedule (4) $1,095 (5) $253 $0 (1) $29 (2) $54 (2) $21 (3) $243 (5) $226 (3) $103 (4) $744 (2) $72 (2) $54 (4) $117 Box Office2 ($MM) = # of new releases Q2 20161 Q2 2015 Box Office2 Titles Box Office2 Titles Total $3.01Bn 37 $2.10Bn 34 April $1.40Bn 12 $875.3MM 12 May $626.1MM 13 $267.4MM 9 June $986.3MM 12 $956.0MM 13 As of April 28, 2016 NOTE: Colors in chart show box office for the individual titles that make up the total new releases for the week 1 Q2 2016 data subject to change 2 Includes titles with total North American box office greater than $5MM